UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant To Section 13 or 15 (d) of the
Securities Exchange Act of 1934

Date of Report (date of earliest event reported):

April 18, 2007

NEVADA GOLD & CASINOS, INC.
(Exact name of registrant as specified in its charter)

Nevada	1-15517	88-0142032
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

3040 Post Oak Blvd., Suite 675 Houston, Texas	77056
(Address of principal executive offices)	(Zip Code)

(713) 621-2245
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement

Nevada Gold & Casinos, Inc. (“Nevada Gold” or the “Company”) announced today that it has entered into a Letter Agreement with Southern Tier Acquisition II, LLC (“Southern Tier”) and Oneida Entertainment, LLC (“Oneida”) for the sale of its 22.8% membership interest in American Racing and Entertainment, LLC (“American Racing”). Southern Tier and Oneida currently have an ownership interest in American Racing. In connection with the sale, the Company will terminate its contracts to manage the Vernon Downs and Tioga Downs harness racing facilities owned by American Racing.

Consideration for the sale includes a payment of management fees owed to Nevada Gold of $110,073, a payment of $2.1 million to Nevada Gold immediately upon the transfer of its interest in American Racing, payments of $1.1 million after each of the first and second years of the transaction and the immediate release of a certificate of deposit of approximately $1.1 million currently pledged by Nevada Gold on behalf of American Racing. The transaction also includes mutual releases from all claims and obligations arising out of the ownership of American Racing and the operation of the racing facilities.

The transaction is subject to the approval of the New York Racing and Wagering Board and the New York State Lottery and the waiver of a right of first refusal held by a minority owner to purchase a portion of the Nevada Gold ownership interest.

The parties have agreed to execute a more formal agreement within thirty days, but in no case later than May 30, 2007.

Item 9.01.   Financial Statements and Exhibits.

(c)	Exhibits. The following exhibits are furnished as part of this current Report on Form 8-K:

99.1 Press Release dated April 23, 2007

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned who is duly authorized.

NEVADA GOLD & CASINOS, INC.

Date: April 23, 2007	By:	/s/ James J. Kohn
James J. Kohn
Chief Financial Officer

INDEX TO EXHIBITS

Item	Exhibit
Item	Exhibit
99.1	Press Release dated April 23, 2007